Exhibit 99.1 Spirit Airlines Announces New Appointment to Board of Directors DANIA BEACH, Fla., July 16, 2024 – Spirit Airlines, Inc. ("Spirit" or the “Company”) (NYSE: SAVE) announced today that its Board of Directors has appointed Richard F. Wallman as its newest member, effective July 16, 2024. “We are very pleased that Richard Wallman has agreed to join our board,” said H. McIntyre “Mac” Gardner, Spirit’s Chairman of the Board. “Richard is a wise and respected business leader, with a deep background in financial management, corporate development, and diverse experience on public and private company boards. Richard will be a tremendous resource to the Spirit management team.” “I am delighted to join Spirit’s board and to be a part of advancing the company’s goal to increase value to travelers and shareholders alike,” said Mr. Wallman. “I look forward to working with Spirit’s leadership team and the other board members.” Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a diversified industrial technology and manufacturing company, and its predecessor AlliedSignal, from March 1995 to July 2003. Prior to that, Mr. Wallman served in senior financial positions with IBM and Chrysler Corporation. He is currently a director of CECO Environmental Corp., Charles River Laboratories International, Inc., and Roper Technologies, Inc. Mr. Wallman received his Bachelor of Science from Vanderbilt University and his MBA from the University of Chicago Booth Graduate School of Business. ### About Spirit Airlines:  Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel-efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com.  Investor inquiries: Spirit Investor Relations investorrelations@spirit.com Media inquiries: Spirit Media Relations Media_Relations@spirit.com